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                                                                   EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 3, 1998 (except with respect to the matters discussed in Note 11, as to which the date is September 18, 1998), on the consolidated financial statements of The MRC Group, Inc. and Subsidiary included on pages F-27 through F-46 of the S-4 Registration Statement of MedQuist Inc. for the years ended December 31, 1995, 1996 and 1997 and to all references to our Firm included in or made part of this registration statement.


                                                /s/ ARTHUR ANDERSEN LLP






Cleveland, Ohio,
April 23, 1999